Exhibit 23.1



Consent of independent public accountants


As independent public accountants, we hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated
October 26, 2000, included in Transaction Systems Architects, Inc.'s Annual Report on Form 10-K for the fiscal year ended September 30, 2000, and to all references to our Firm included in this Registration Statement.


Arthur Andersen LLP

Omaha, Nebraska,
April 25, 2001